Exhibit T3B.26

THE COMPANIES ACT, CHAPTER 50

REPUBLIC OF SINGAPORE

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

VANTAGE INTERNATIONAL MANAGEMENT

COMPANY PTE. LTD.

Incorporated on the 25th day of March 2008

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

Company No: 200805716H

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY

This is to confirm that VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 25/03/2008 and that the company is a PRIVATE COMPANY LIMITED BY SHARES.

GIVEN UNDER MY HAND AND SEAL ON 27/03/2008.

NURHAYATI NONGCHIK

ASST REGISTRAR

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

SINGAPORE

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

VANTAGE INTERNATIONAL MANAGEMENT

COMPANY PTE. LTD.

1.	The name of the Company is VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE. LTD.

2.	The registered office of the Company will be situate in the Republic of Singapore.

3.	The objects for which the Company is established are:-

(1)	To carry on the business as a regional liaison and co-ordination centre, to provide management support, international headquarters services and other services to subsidiaries, associates and related companies, to take part in the formation, administration, supervision, financial management and control of the business or operations of the group.

(2)	To carry on the business of importers, exporters, general merchants, wholesalers, retailers, distributors, commission agents, indent agents, auctioneers, brokers, manufacturers’ representative and to carry on any manufacturing business which may conveniently be carried on or seem capable of being carried on in connection with any of the objects of the Company or calculated directly or indirectly to enhance the value of or render profitable any of the property, rights or undertakings of the Company.

(3)	To carry on the business of investment holding, and to undertake and to transact all kinds of investment business.

(4)	To invest the capital and other moneys of the Company in the purchase or upon the security of shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company corporation or undertaking of whatever nature and wheresoever constituted or carrying on business, and shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, councillors, trust, municipal local or other authority or body of whatever nature, whether at home or abroad.

(5)	To carry on the business of advisers on problems relating to the administration, organisation and training of personnel for industrial and business purposes and carry on all or any of the businesses of industrial business and marketing and personnel consultants and to undertake feasibility studies, examine, consider, advise upon and make recommendations as to the best means or methods for extending and/or developing and/or improving all types of business or industries and all systems or processes relating to the production, storage distribution, marketing and sale of goods and/or relating to the rendering of services.

(6)	To provide supervision, control and other managerial, technical or other skills to any company, undertaking, firm, individuals and for that purpose to appoint and remunerate any directors, accountants and other experts or agents.

(7)	To apply for, purchase, or otherwise acquire any patents, patent rights, franchise, copyrights, trade marks, brand names, formulae, licences, concessions, and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company; and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account, the property, rights, or information so acquired.

(8)	To enter into any arrangements with any government, chief, ruler, and authority, supreme, local or otherwise, that may seem conducive to the Company’s interests, and to obtain from such government, chief, ruler, and authority, or take over from any other persons or companies possessing the same, any rights, privileges and concessions which the Company may think it desirable to obtain, and to carry out and utilise the same, and to obtain or assist in obtaining any Acts of Parliament, Provisional Orders, or any sanctions or orders of any such government, chief, ruler and authority which the Company may deem proper.

(9)	To purchase, acquire, hold, sell and buy shares, stocks, debentures, debenture stock, bonds, obligations and securities issued or guaranteed by any corporation for carrying on business in any part of the world, and debentures, debenture stock, bonds, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioner, public body or authority, supreme, municipal local or otherwise, in any part of the world.

(10)	To acquire by purchase, lease, exchange or otherwise for investment or resale or to sell, let on, lease or license and deal in and generally to traffic in land, estates, houses, buildings, flats, plantations, hereditament and immovable property of any tenure or kind and wherever situate or any interest or rights therein.

(11)	To purchase, take on lease or in exchange, or otherwise acquire land, buildings, apartments, flats and any rights connected therewith and to develop and turn to account any land or building acquired by the Company or in which the Company is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, furnishing, fitting up and improving buildings and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement, and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, tenants and others.

(12)	To carry on any other business of any nature which may seem to the Company capable of being conveniently carried on, and to acquire and undertake the whole or any part of the business property and liabilities of any person or company possessed of property suitable for the purposes of the Company or carrying on any business which the Company is authorised to carry on.

(13)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, and other negotiable or transferable instruments.

(14)	To raise or borrow or secure payment of money in such manner and on such terms as the Company may think fit and in particular by the issue of options or debentures charged upon all or any of the Company’s property including debts, uncalled capital (both present and future) or upon bills of exchange or promissory notes or other like obligations to purchase, redeem, or pay off any such securities or debts.

(15)	To lend and advance money or give credit on such terms as may seem expedient and with or without security to customers and others, to enter into guarantees, contracts of indemnity and suretyship of all kinds other than those in the nature of insurance business, to become security for any persons, firms or companies and to receive money, stocks, bonds, certificates, securities, deeds and property on deposit or for safe custody or management.

(16)	To secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular by mortgages and charges upon the undertaking and all or any of the assets and property (present and future) and the uncalled capital of the Company, or by the creation and issue on such terms as may be thought expedient of debenture stock, or other securities of any description or by the issue of shares credited as fully or partly paid up.

(17)	To remunerate by way of commission or otherwise any person or corporations for services rendered or to be rendered to the Company and in particular by placing and assisting in the placing or guaranteeing the placing of any shares or securities of the Company or in or about the formation or promotion thereof or the conduct of its business.

(18)	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of the Company.

(19)	To pay (whether in whole or in part) for any property or rights acquired by the Company or services rendered to the Company, either in cash or fully or partly paid-up shares in the Company, with or without preferred or deferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terms as the Company may determine.

(20)	To establish agencies and branch business and to procure the company to be registered and recognised in any part of the world and to regulate, carry on or discontinue the same.

(21)	To make donations for patriotic or for charitable purposes.

(22)	To transact any lawful business in aid of the Republic of Singapore in the prosecution of any war or hostilities in which the Republic of Singapore is engaged.

(23)	To provide for the welfare of employees or ex-employees of the Company and the wives and families or the dependants or connections of such persons in such manner as the Company shall think fit and in particular by building or contributing to the building of houses or dwellings or by grants of money, pensions, allowances, bonus or other payments or by creating and from time to time subscribing or contributing to provident and other associations, institutions, funds or trusts and by providing or subscribing or contributing towards places of instruction and recreation, hospitals and dispensaries, medical and other attendance and other assistance as the Company shall think fit.

(24)	To distribute any of the property of the Company among the members in kind or otherwise but so that no distribution amounting to a reduction of capital shall be made without the sanction required by law.

(25)	To carry on any other trade or business whatsoever which can, in the opinion of the Company, be advantageously or conveniently carried on by the Company by way of extension of or in connection with, or is calculated directly or indirectly to develop any branch of the Company’s business or to increase the value of or turn to account any of the Company’s assets, property or rights.

(26)	To do all such other things as in the opinion of the Company or its Directors are incidental or conducive to the attainment of any of the above objects or any objects of a like or similar nature.

(27)	Unless expressly excluded or modified herein or by the Company’s Articles of Association to exercise each and every one of the powers set forth in the Third Schedule to the Companies Act, (Cap.50).

AND it is hereby declared that the word “company” in this Clause shall (except where referring to the Company) be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in Singapore or elsewhere, and the intention is that the objects specified in each paragraph of this Clause shall, except if at all where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company, or the order in which such objects are stated.

4.	The liability of the Members is limited.

5.	The share capital of the company may be divided into several classes and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividends, return of capital, voting or otherwise.

I, the person whose name, address and description are subscribed, am desirous of being formed into a Company in pursuance of this Memorandum of Association and agree to take the number of share in the capital of the Company set opposite my name:

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER		NUMBER OF SHARE TAKEN BY THE SUBSCRIBER

Michel Roye Camille Derbyshire	Company Director	One
Blk 82 Grange Road,
#23-02 Colonnade Apartment
Singapore 249587
F0507200W
British Citizen

Total number of share taken:		One

Dated this 25th day of March 2008.

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE. LTD.

PRELIMINARY

TABLE ‘A’ EXCLUDED

1.	TABLE A EXCLUDED

The regulations in Table ‘A’ in the Fourth Schedule to the Companies Act, Cap. 50, shall not apply to the Company, except so far as the same are repeated or contained in these Articles.

INTERPRETATION

2.	INTERPRETATION CLAUSE

In these Articles the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context -

WORDS	MEANINGS

The Company	The abovenamed Company by whatever name from time to time called.

The Act	The Companies Act, Cap. 50 or any statutory modification, amendment or re-enactment thereof for the time being in force or any and every other act for the time being in force concerning companies and affecting the Company and any reference to any provision of the Act is to that provision as so modified, amended or re-enacted or contained in any such subsequent Companies Act.

The Member(s)	The registered shareholder(s) for the time being of the Company. A reference in these Articles to the Members or to any act to be done by the Members, shall where the Company has only one Member, be construed to be a reference to that Member, and a reference to the doing of that act by that Member, respectively.

These Articles	These Articles of Association as originally framed or as altered from time to time by Special Resolution.

The Director(s)	The Director(s) for the time being of the Company. A reference in these Articles to the Directors or to any act to be done by the Directors, shall where the Company has only one Director, be construed to be a reference to that Director, and a reference to the doing of that act by that Director, respectively. Any act to be done by a single Director may be done by his alternate Director appointed and acting in accordance with these Articles.

The Office	The Registered Office for the time being of the Company.

The Secretary	The Secretary appointed under these Articles to perform the duties of Secretary of the Company.

The Seal	The Common Seal of the Company.

Expressions referring to writing shall, unless otherwise stated, include printing and lithography and any other mode or modes of representing or reproducing words in a visible form.

Words importing the singular number only shall include the plural number, and vice versa. Words importing the masculine gender only shall include the feminine gender; and

Words importing persons shall include corporations.

Subject as aforesaid, any words or expressions defined in the Act and the Interpretation Act, Cap. 1 shall, except where the subject or context forbids, bear the same meanings in these Articles.

SHARES

3.	HOW SHARES TO BE ISSUED

The shares taken by the subscribers to the Memorandum of Association shall be duly issued by the Directors. Subject as aforesaid and subject always to these Articles and the Act, the allotment and issue of shares shall be determined by the Company in General Meeting Provided Always that the Company in General Meeting may authorise the Directors to allot and issue shares in accordance with the provisions of the Act and on such terms and conditions and at such times as the Directors shall think fit.

4.	PRIVATE COMPANY

The Company is a private company, and accordingly:

(a)	the number of the Members of the Company (not including persons who are in the employment of the Company or of its subsidiary, and persons who, having been formerly in the employment of the Company or of its subsidiary, were while in that employment and have continued after the determination of that employment, to be Members of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single Member; and

(b)	the right to transfer the shares of the Company shall be restricted in manner hereinafter appearing.

5.	INTEREST ON SHARE CAPITAL DURING CONSTRUCTION

Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a lengthened period, the Company may pay interest on so much of such share capital as is for the time being paid up for the period and subject to the conditions and restrictions mentioned in the Act, and may charge the same to capital as part of the cost of construction of the works, buildings or plant.

6.	RECEIPTS OF JOINT HOLDERS OF SHARES

If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for any dividends or other moneys payable in respect of such share.

7.	NO TRUST RECOGNISED

No person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or required to recognise any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share other than an absolute right to the entirety thereof in the registered holder, except as by these Articles otherwise expressly provided or as by the Act required or pursuant to the Order of any Court of competent jurisdiction.

8.	REGISTERED MEMBER ENTITLED TO SHARE CERTIFICATE

Subject to the provisions of the Act every Member shall be entitled, without payment to receive within two months after allotment or within one month after the lodgement of any transfer one certificate under the Seal for all the shares registered in his name, specifying the number of the shares in respect of which it is issued and the amount paid up thereon. Provided that in the case of joint holders the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all and provided further that the Company shall not be bound to register more than three persons as the holder of any share except in the case of executors or administrators of the estate of a deceased Member. Every certificate shall be signed by one Director and countersigned by the Secretary or by a second director or some other person nominated by the Directors for the purpose unless a share seal is authorised and used.

9.	NEW CERTIFICATE MAY BE ISSUED

If any certificate or other document of title to shares or debentures be worn out or defaced or when part only of the shares comprised in a certificate is sold or transferred, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof or a new certificate for the remainder of the shares not sold or transferred, For every certificate so issued there shall be paid to the Company the amount of the proper duty, if any, with which such certificate is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding $2 as the Directors may determine. Subject to the provisions of the Act and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity as the Directors deem adequate being given, and on the payment of the amount of the proper duty with which such certificate or document is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding $2 as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.

LIEN

10.	COMPANY TO HAVE LIEN ON SHARES AND DIVIDENDS

The Company shall have a first and paramount lien upon all shares (whether fully paid or not) registered in the name of each Member, whether alone or jointly with any other person, for his debts, liabilities and engagements, whether solely or jointly with any other person, to or with the Company, whether the period for the payment fulfilment or discharge thereof shall have actually arrived or not, and such lien shall extend to all dividends from time to time declared in respect of such shares. But the Directors may at any time declare any share to be exempted, wholly or partially, from the provisions of this Article.

11.	LIEN MAY BE ENFORCED BY SALE OF SHARES

The Directors may sell the shares subject to any such lien at such time or times and in such manner as they think fit, but no sale shall be made until such time as the moneys in respect of which such lien exists or some part thereof are or is presently payable or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged, and until a demand and notice in writing stating the amount due or specifying the liability or engagement and demanding payment or fulfilment or discharge thereof and giving notice of intention to sell in default shall have been served on such Member or the persons (if any) entitled by transmission to the shares, and default in payment, fulfilment or discharge shall have been made by him or them for seven days after such notice.

A statutory declaration in writing that the declarant is a Director or the Secretary, and that a share has been sold to satisfy a lien on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share.

12.	APPLICATION OF PROCEEDS OF SALE

The net proceeds of any such sale shall be applied first in or towards satisfaction of the payment due to the Company of all costs of such sale, next in satisfaction of the debt, obligation, engagement or liability of the Member to or with the Company and the balance (if any) shall be paid to the Member or the person (if any) entitled by transmission to the shares so sold.

13.	DIRECTORS MAY TRANSFER AND ENTER PURCHASER’S NAME IN SHARE REGISTER

To give effect to any such sale as aforesaid, the Directors may authorise some person to transfer the shares sold to the purchaser, and may enter the purchaser’s name in the register as holder of the shares, and the purchaser shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

CALLS ON SHARES

14.	MEMBER NOT ENTITLED TO PRIVILEGES OF MEMBERSHIP UNTIL ALL CALLS PAID

No Member shall be entitled to receive any dividend or to exercise any privileges as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).

15.	DIRECTORS MAY MAKE CALLS

The Directors may, subject to the provisions of these Articles, from time to time make such calls upon the Members in respect of all money unpaid on their shares as they think fit, provided that fourteen days’ notice at least is given of each call and each Member shall be liable to pay the amount of every call so made upon him to the Company, by the instalments (if any) and at the times and places appointed by the Directors.

16.	WHEN CALL DEEMED MADE

A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed. A call may be revoked or postponed as the Directors may determine.

17.	LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to the payment of all calls and instalments and interest due in respect thereof.

18.	INTEREST ON UNPAID CALL

If before or on the day appointed for payment thereof a call or instalment payable in respect of a share is not paid, the person from whom the same is due shall pay interest on the amount of the call or instalment at such rate not exceeding ten per cent per annum as the Directors shall fix from the day appointed for payment thereof to the time of actual payment, but the Directors may waive payment of such interest wholly or in part.

19.	SUMS PAYABLE ON ALLOTMENT DEEMED A CALL

Any sum which by the terms of allotment of a share is made payable upon allotment or at any fixed date,, shall, for all purposes of these Articles, be deemed to be a call duly made and payable on the date fixed for payment, and in case of non-payment the provisions of these Articles as to payment of interest and expenses, forfeiture and the like, and all other relevant provisions of these Articles, shall apply as if such sum were a call duly made and notified as hereby provided.

20.	DIFFERENCE IN CALLS

The Directors may, from time to time, make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and in the time of payment of such calls.

21.	CALLS MAY BE PAID IN ADVANCE

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys due upon his shares beyond the sums actually called up thereon, and upon the moneys so paid in advance, or so much thereof as exceeds the amount for the time being called up on the shares in respect of which such advance has been made, the Directors may pay or allow such interest at such rate not exceeding ten per cent per annum as may be agreed between them and such Member.

TRANSFER OF SHARES

22.	SHARES TO BE TRANSFERABLE

Subject to the restrictions of these Articles shares shall be transferable and every transfer must be in writing in the usual common form, or in such other form as the Directors shall from time to time approve, and must be left at the Office, accompanied by the certificate of the shares to be transferred and such other evidence (if any) as the Directors may require to prove the title of the intending transferor.

23.	PERSONS UNDER DISABILITY

No share shall in any circumstances be knowingly transferred to any infant, bankrupt or person of unsound mind, and any purported transfer shall be deemed to be void.

24.	TRANSFERS TO BE EXECUTED BY BOTH PARTIES

The instrument of transfer of a share shall be executed both by the transferor and the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof.

25.	COMPANY TO PROVIDE AND SECRETARY TO KEEP REGISTER

The Company shall provide a book to be called the “Register of Transfers” which shall be kept by the Secretary under the control of the Directors, and in which shall be entered the particulars of every transfer or transmission of every share.

26.	DIRECTORS MAY REFUSE TO REGISTER IN CERTAIN CASES

The Directors may, in their absolute discretion, refuse to register a transfer of any share. The Directors may refuse to register any transfer of shares on which the Company has a lien or any transfer which might cause the number of Members to exceed the limit prescribed by Article 4. If the Directors refuse to register a transfer of any share, they shall, within one month after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal, as required by the Act. A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

27.	TRANSFER FEE

Such fee, not exceeding $2 for each transfer, as the Directors may from time to time determine, may be charged for registration of a transfer. There shall also be paid to the Company in respect of the registration of any probate, letters of administration, certificate of death, power of attorney or other document relating to or affecting the title to any shares, $2 or such other sum as the Directors may determine.

28.	REGISTER OF TRANSFERS MAY BE CLOSED

The Register of Transfers may be closed during the fourteen days immediately preceding every Annual General Meeting of the Company, and at such other times (if any) and for such period as the Directors may from time to time determine, provided always that it shall not be closed for more than thirty days in any year.

TRANSMISSION OF SHARES

29.	ON DEATH OF MEMBER, SURVIVOR OR EXECUTOR ONLY RECOGNISED

In the case of the death of a Member, the survivors or survivor, where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his shares, but nothing herein contained shall release the estate of a deceased Member (whether sole or joint holder) from any liability in respect of any share held by him.

30.	PERSON BECOMING ENTITLED ON DEATH OR BANKRUPTCY OF MEMBER MAY BE REGISTERED

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Director shall require and with the consent of the Directors (which they shall not be under any obligation to give), be registered himself as holder of the share, or, subject to the provisions as to transfers herein contained, transfer the same to some other person.

31.	LEGAL REPRESENTATIVE OR GUARDIAN ETC ELECTING TO BE REGISTERED MUST GIVE NOTICE

(A)	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects and such notice shall be deemed to be a transfer.

(B)	The Directors shall have, in respect of a transfer so executed, the same power of refusing registration as if the event upon which the transmission took place had not occurred, and the transfer was a transfer executed by the person from whom the title by transmission is derived.

(C)	if he elects to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions, and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by that Member.

(D)	The Company shall be entitled to charge a fee not exceeding $2/- on the registration of any probate, letters of administration, certificate of death or marriage, power of attorney or any other instrument or document affecting the title to any share.

32.	PERSON ENTITLED MAY RECEIVE DIVIDENDS WITHOUT BEING REGISTERED AS MEMBER, BUT MAY NOT VOTE

A person entitled to a share by transmission shall be entitled to receive, and may give a discharge for, any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of it to receive notices of, or to attend or vote at meetings of the Company, or, save as aforesaid, to exercise any of the rights or privileges of a Member, unless and until he shall become registered as a Member in respect of the share.

FORFEITURE OF SHARES

33.	DIRECTORS MAY REQUIRE PAYMENT OF CALL WITH INTEREST AND EXPENSES

If any Member fails to pay the whole or any part of any call or instalment of a call on or before the day appointed for the payment thereof the Directors may at any time thereafter, during such time as the call or instalment or any part thereof remains unpaid, serve a notice on him or on the person entitled to the share by transmission requiring him to pay such call or instalment, or such part thereof as remains unpaid, together with interest at such rate not exceeding ten per cent per annum as the Directors shall determine, and any expenses that may have accrued by reason of such non-payment.

34.	NOTICE REQUIRING PAYMENT TO CONTAIN CERTAIN PARTICULARS

The notice shall name a further day (not earlier than the expiration of seven days from the date of the notice) on or before which such call or instalment, or such part as aforesaid, and all interest and expenses that have accrued by reason of such non-payment, are to be paid. It shall also name the place where payment is to be made, and shall state that, in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call was made will be liable to be forfeited.

35.	ON NON-COMPLIANCE WITH NOTICE SHARES FORFEITED ON RESOLUTION OF DIRECTORS

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before the payment required by the notice has been made be forfeited by a resolution of the Directors to that effect. A forfeiture of shares shall include all dividends in respect of the shares not actually paid before the forfeiture, notwithstanding that they shall have been declared. The Directors may accept a surrender of any share liable to be forfeited hereunder.

36.	NOTICE OF FORFEITURE TO BE GIVEN AND ENTERED IN REGISTER OF MEMBERS

When any share has been forfeited in accordance with these Articles, notice of the forfeiture shall forthwith be given to the holder of the share or to the person entitled to the share by transmission, as the case may be, and an entry of such notice having been given, and of the forfeiture with the date thereof, shall forthwith be made in the register of members opposite to the share; but the provisions of this Article are directory only, and no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or to make such entry as aforesaid.

37.	DIRECTORS MAY ALLOW FORFEITED SHARE TO BE REDEEMED

Notwithstanding any such forfeiture as aforesaid, the Directors may, at any time before the forfeited share has been otherwise disposed of, annul the forfeiture, upon the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share and upon such further terms (if any) as they shall see fit.

38.	PROCEDURE FOR SHARES FORFEITED OR SURRENDERED

Every share so forfeited or surrendered may be sold, re-allotted, or otherwise disposed of, either to the person who was before forfeiture the holder thereof, or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and the Directors may, if necessary, authorise some person to transfer the same to such other person as aforesaid.

39.	FORMER HOLDER OF FORFEITED OR SURRENDERED SHARES LIABLE FOR CALL MADE BEFORE FORFEITURE OR SURRENDER

A Member whose shares have been forfeited or surrendered shall, notwithstanding the forfeiture or surrender, remain liable to pay to the Company all calls, instalments and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, and interest thereon to the date of payment at the rate of ten per cent per annum (or such lower rate as the Directors may approve), in the same manner in all respects as if the shares had not been forfeited or surrendered, and to satisfy all (if any) the claims and demands which the Company might have enforced in respect of the shares at the time of forfeiture or surrender, without any deduction or allowance for the value of the shares at the time of forfeiture or surrender.

40.	CONSEQUENCES OF FORFEITURE OR SURRENDER

The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share, and all other rights and liabilities incidental to the share as between the Member whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Act given or imposed in the case of past Members.

41.	TITLE TO FORFEITED OR SURRENDERED SHARES

A statutory declaration in writing that the declarant is a Director of the Company, and that a share has been duly forfeited or surrendered in pursuance of these Articles, and stating the date upon which it was forfeited or surrendered, shall, as against all persons claiming to be entitled to the share adversely to the forfeiture or surrender thereof, be conclusive evidence of the facts therein stated, and such declaration, together with the receipt of the Company for the consideration (if any) given for the share on the sale or disposition thereof, and a certificate of proprietorship of the share under the Seal delivered to the person to whom the same is sold or disposed of, shall constitute a good title to the share, and (subject to the execution of any necessary transfer) such person shall be registered as the holder of the share and shall be discharged from all calls made prior to such sale or disposition, and shall not be bound to see to the application of the purchase money (if any), nor shall his title to the share be affected by any act, omission or irregularity relating to or connected with the proceedings in reference to the forfeiture or surrender, sale, re-allotment or disposal of the share. The remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

CONVERSION OF SHARES INTO STOCK

42.	POWER TO CONVERT INTO STOCK

The Company may, from time to time, by Ordinary Resolution of a General Meeting convert all or any of its paid-up shares into stock and may from time to time, in like manner, re-convert any such stock into paid-up shares of any denomination.

43.	TRANSFER OF STOCK

When any shares have been converted into stock, the several holders of such stock may transfer their respective interests therein, or any part of such interests, in such manner as the Company in General Meeting shall direct, but in default of any such direction in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred, or as near thereto as circumstances will admit. But the Directors may, if they think fit, from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum.

44.	RIGHTS OF STOCKHOLDERS

The holders of stock shall be entitled to participate in the dividends and profits of the Company according to the amount of their respective interests in such stock, and such interests shall, in proportion to the amount thereof, confer on the holders thereof respectively the same privileges and advantages for the purpose of voting at meetings of the Company and for other purposes as if they held the shares from which the stock arose, but so that none of such privileges or advantages, except the participation in the dividends, profits and assets of the Company, shall be conferred by any holding or part of a holding of stock as would not if existing in shares, have conferred such privileges or advantages.

45.	INTERPRETATION

All such provisions of these Articles as are applicable to paid-up shares shall apply to stock, and in all such provisions the words “share” and “shareholder” or similar expressions herein shall include “stock” and “stockholder”.

ALTERATION	OF CAPITAL

46.	COMPANY MAY ALTER ITS CAPITAL IN CERTAIN WAYS

The Company may from time to time by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares;

(b)	cancel the number of shares which, at the date of the passing of the Resolution, have not been taken or agreed to be taken by any person or which have been forfeited and to diminish the amount of its share capital by the number of the shares so cancelled;

(c)	subdivide its shares or any of them (subject nevertheless to the provisions of the Act) provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(d)	subject to the provisions of these Articles and the Act, convert any class of shares into any other class of shares, and by Special Resolution -

(e)	reduce its capital in any manner authorised and subject to any conditions prescribed by the Act.

47.	COMPANY MAY ACQUIRE ITS OWN SHARES

The Company may, subject to the provisions of the Act, purchase or otherwise acquire shares issued by it.

INCREASE OF CAPITAL

48.	COMPANY MAY ISSUE NEW SHARES

The Company in General Meeting may from time to time by Ordinary Resolution issue new shares, such new shares to be of such amount and (subject to any special rights for the time being attached to any existing class of shares) to carry such preferential, deferred or other special rights (if any), or to be subject to such conditions or restrictions (if any), in regard to dividend, return of capital, voting or otherwise, as the General Meeting resolving upon such issue of shares directs.

49.	NEW SHARES

Unless otherwise determined by the Company in General Meeting, the Directors may subject to the Act and these Articles, dispose of any new shares from time to time to be created in such manner as they think most beneficial to the Company.

50.	NEW SHARES TO BE ORDINARY CAPITAL UNLESS OTHERWISE PROVIDED

Except so far as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital of the Company, and shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture, and otherwise as the original share capital.

MODIFICATION OF CLASS RIGHTS

51.	VARIATION OF RIGHTS

Subject to the provisions of the Act, all or any of the rights, privileges or conditions for the time being attached or belonging to any class of shares for the time being forming part of the capital of the Company may from time to time be modified, varied, extended or surrendered in any manner with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a Special Resolution passed at a separate meeting of the holders of that class. To any such separate meeting all the provisions of these Articles as to General Meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be holders of the class holding or representing by proxy one-third of the capital paid or credited as paid on the issued shares of the class and every holder of shares of the class in question shall be entitled on a poll to one vote for every such share held by him. Provided that if at any adjourned meeting of the holders of such class a quorum as above defined is not present those holders who are present shall form a quorum.

GENERAL MEETINGS

52.	ANNUAL GENERAL MEETING

(A)	Subject to the provisions of the Act and Article 52(B), the Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it; and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next. Provided that so long as the Company holds its first Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall be held at such time and place as the Directors shall appoint.

(B)	Subject to the provisions of the Act the Company shall dispense with the holding of Annual General Meetings if a resolution is passed to that effect at an Extraordinary General Meeting by all of such Members as, being entitled to do so, vote in person or by proxy present at such a meeting. The resolution to dispense with the holding of Annual General Meetings shall not be effective if at the time of the passing of the resolution the liability to hold the Annual General Meeting has already been incurred, but otherwise shall be valid for the year in which it is passed and for subsequent years.

(C)	Notwithstanding that a resolution dispensing with Annual General Meetings is in force, an Annual General Meeting shall be convened and held by the Company as far as practically possible within the timelines provided in the Act and in such manner as provided in these Articles, upon the occurrence of any of the following events (whichever is the earliest):

(a)	If any Member of the Company shall by notice to the Company, sent not later than 3 months before the end of the financial year for which the Annual General Meeting should be convened but for the said resolution; or

(b)	If any Member or Members representing at least 5% of the total voting rights of all Members having the right to vote on a resolution at a general meeting of the Company shall within 7 days after the text of a resolution to be passed by written means relating to 3 matters routinely dealt with at or to be done in relation to an Annual General Meeting of the Company, has been sent to such Member or Members, shall notify the Company to hold a general meeting for that resolution; or

(c)	If any Member or the Auditors (if any) shall by notice to the Company not later than 28 days from the date the accounts, balance-sheets, and the report of the Directors and the report, if any, of the Auditors and other documents required to be annexed to the balance sheet (collectively “the accounts”), are sent out to all persons entitled to receive notice of general meetings of the Company, require the holding of a general meeting for the purpose of laying out the accounts before the Company.

Except as provided in this Article 52, any notice to the Company shall be signed under the hand of the Member or the Auditors (if any) and the original notice (or a facsimile transmission followed by the original sent by post within 24 hours; failing which, the Company may reject the facsimile and be deemed to have received the notice only upon actual receipt of the original) sent to the Office or to such address as may be specified by the Company for that purpose. A notice to the Company may be made by way of other means of electronic communication and in all cases, subject to all such security and identification procedures as required by the Company.

For the avoidance of doubt, the resolution to dispense with Annual General Meetings shall continue to be in force for subsequent years notwithstanding the occurrence of any of the aforesaid events in any year, unless and until an ordinary resolution (which may be passed by written means) is passed to revoke the dispensation; or the Company is converted to a public company.

(D)	While the resolution to dispense with Annual General Meetings shall continue to be in force but subject to Article 52(C), any matter that is routinely dealt with at or to be done in relation to an Annual General Meeting may be dealt with by resolutions of the Company passed by written means.

53.	EXTRAORDINARY GENERAL MEETINGS

All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

54.	CALLING EXTRAORDINARY GENERAL MEETINGS

The Directors may call an Extraordinary General Meeting whenever they think fit, and Extraordinary General Meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by the Act. If at any time there are not within Singapore sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

55.	NOTICE OF MEETINGS

Subject to the provisions of the Act relating to special notice and agreements for shorter notice, fourteen days’ notice in writing at the least, specifying the place, the day and the hour of meeting, and in the case of special business the general nature of such business, shall be given in manner hereinafter mentioned to such persons as are under the provisions of these Articles entitled to receive notices of General Meetings from the Company. The accidental omission to give such notice to, or the non-receipt of such notice by, any such person shall not invalidate any resolution passed or proceeding had at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

56.	SPECIAL BUSINESS

All business shall be deemed special that is transacted at any Extraordinary General Meeting, and all that is transacted at an Annual General Meeting shall also be deemed special, with the exception of sanctioning a dividend, the consideration of the accounts and balance sheet and the reports of the Directors and Auditors, and any other documents required to be annexed to the balance sheet, the reelection of directors pursuant to Article 78, the fixing of the Directors’ remuneration and the appointment and fixing of the remuneration of the Auditors or determining the manner in which such remuneration is to be fixed.

57.	NO BUSINESS TO BE TRANSACTED UNLESS QUORUM PRESENT

No business shall be transacted at any General Meeting unless a quorum is present. Save as herein otherwise provided, two Members shall form a quorum but if the Company has only one Member, that Member shall form the quorum, and in the event of a corporation being beneficially entitled to the whole of the issued capital of the Company one person representing such corporation shall be a quorum. A quorum shall be deemed to constitute a Meeting and, if applicable, the provisions of the Act shall apply. For the purpose of this Article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.

58.	IF QUORUM NOT PRESENT MEETING ADJOURNED OR DISSOLVED

If within half an hour from the time appointed for the holding of a General Meeting a quorum is not present, the meeting, if convened on the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place, and if at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the Member or Members present (including a person attending as a proxy or as attorney or as representing a corporation which is a Member) shall be a quorum.

59.	RESOLUTION PASSED BY WRITTEN MEANS

(A)	Subject to the provisions of the Act, and save in the case of a resolution dispensing with the requirement to hold an Annual General Meeting or for a resolution for which special notice is required, any resolution of the Company may be passed by written means (“written resolution”) if formally agreed by any Members for the time being entitled to receive notice of and attend and vote at general meetings:

(a)	and holding, in the case of an ordinary resolution, the majority of the total voting rights of all the Members of the Company;

(b)	and holding, in the case of a special resolution, at least three-quarters of the total voting rights of all the Members of the Company;

and shall be as valid and effective as if it was passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form, each formally agreed to by one or more Members.

(B)	The text of the written resolution shall be sent in legible form by the Company to every Member for the time being entitled to receive notice of and attend and vote at General Meetings, and may be sent by post or by facsimile transmission, or by electronic mail. The text may be sent in a permitted alternative form (as defined in the Act) only if agreed in writing between the Company and the Member.

(C)	The text of the written resolution may also be sent by the Company to a Member by publication on a website provided that not less than two weeks prior to the first such publication, the Company shall notify the Members in writing, by post or by facsimile transmission, or by electronic mail. The notification shall set out:

(a)	details of the address of the website;

(b)	how to access the website (including any security and identification procedures required by the Directors);

(c)	the place where any resolution text may be accessed; and

(d)	the manner in which a Member will be notified of the publication of any resolution text from time to time,

(collectively, the “notification procedures” which may be amended from time to time by similar notification by the Company to the Member).

Every Member who confirms acceptance of such notification procedures in a manner specified by the Company, shall be taken to have agreed to access the resolution text over the website instead of any other way, and publication on the website in accordance with the notification procedures shall be deemed to be receipt by that Member not later than the date of the publication.

It is the responsibility of such Member to actively access the website and to notify the Company promptly of any problems in accessing the resolution text. Upon receipt of such notification, the Company will send the resolution text to that Member by any of the other means aforesaid.

(D)	A Member may formally agree to a written resolution by sending to the Company the text of the resolution in legible form signed by the Member under hand in the space provided for the Member in the text. The original signed resolution (or a facsimile followed by the original sent by post within 24 hours; failing which, the Company may reject the facsimile and be deemed to have received the signed resolution only upon actual receipt of the original) must be sent to the Office or to such address as may be specified by the Company for that purpose. The resolution may be approved and sent in a permitted alternative form (as defined in the Act), and in all cases, subject to all such security and identification procedures as required by the Company. For the purpose of this Article 59(D), a Member includes the Member’s proxy or attorney, or a representative of a corporation which is a Member.

(E)	Notwithstanding that a written resolution has been formally agreed by the requisite number of Members as aforesaid, it shall be deemed to be invalid and a General Meeting shall be convened and held by the Company in such manner as provided in these Articles, if any Member or Members representing at least 5% of the total voting rights of all Members having the right to vote on a resolution at a general meeting of the Company, shall within 7 days after the text of the written resolution has been sent or made accessible to such Member or Members, notify the Company to hold a general meeting for that resolution. The notice to the Company shall be in legible form signed under the hand of the Member or Members, and the original notice (or a facsimile followed by the original sent by post within 24 hours; failing which, the Company may reject the facsimile, and be deemed to have received the notice only upon actual receipt of the original) sent to the Office or to such address as may be specified by the Company for that purpose. A notice to the Company may be sent in a permitted alternative form (as defined in the Act), and in all cases, subject to all such security and identification procedures as required by the Company.

(F)	The Company shall notify every Member when a written resolution is validly passed, within 15 days from the earliest date on which a Director or the Secretary becomes aware of the same. The notification may be sent in the same manner as a resolution text as set out in Article 59(B) or as set out in Article 59(C). The Company shall ensure that the written resolution is signed by a Director within a reasonable time, and shall cause a record of the written resolution and the indication of each Member’s formal agreement to the resolution to be entered in the minute book of the Company. Notwithstanding the foregoing any default to so inform every Member or to record in the minute book shall not render the written resolution invalid.

(G)	Notwithstanding anything in these Articles, if the Company has only one Member, the Member may pass an ordinary or special resolution or a resolution requiring special notice, by recording the resolution and signing the record. For the purpose of this Article 59(G), a Member includes the Member’s proxy or attorney, or a representative of a corporation which is a Member.

60.	CHAIRMAN OF BOARD TO PRESIDE AT ALL MEETINGS

The Chairman (if any) of the Board of Directors shall preside at every General Meeting, but if there be no such Chairman, or if at any meeting he shall not be present within fifteen minutes after the time appointed for holding the same, or shall be unwilling to act as Chairman, the Members present shall choose a Director, or if no Director be present, or if all the Directors present decline to take the chair, they shall choose a Member present to be Chairman of the meeting.

61.	NOTICE OF ADJOURNMENT TO BE GIVEN

The Chairman may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time and from place to place as the meeting shall determine. Whenever a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given in the same manner as in the case of an original meeting. Save as aforesaid, no Member shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

62.	DETERMINATION OF A RESOLUTION

At all General Meetings resolutions put to the vote of the meeting shall be decided on a show of hands, unless before or upon the declaration of the result of the show of hands a poll be demanded by the Chairman or by any person for the time being entitled to vote at the meeting, and unless a poll be so demanded a declaration by the Chairman of the meeting that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority, shall be conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence thereof, without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.

63.	POLL TO BE TAKEN AS CHAIRMAN SHALL DIRECT

If a poll be demanded in the manner aforesaid, it shall be taken at such time and place, and in such manner as the Chairman shall direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

64.	CHAIRMAN TO HAVE CASTING VOTE

In the case of an equality of votes, either on a show of hands or on a poll, the Chairman of the meeting shall be entitled to a further or casting vote.

65.	BUSINESS TO BE CONTINUED IF POLL DEMANDED

The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business, other than the question for which a poll has been demanded.

VOTES OF MEMBERS

66.	HOW VOTES MAY BE GIVEN

Subject and without prejudice to any special privileges or restrictions as to voting for the time being attached to any special class of shares for the time being forming part of the capital of the Company, every Member present in person or by proxy or represented by attorney or in the case of a corporation by a representative shall have one vote and upon a poll every such Member shall have one vote for every share held by him.

67.	WHO CAN ACT AS PROXY

A proxy or attorney need not be a Member of the Company.

68.	VOTING RIGHTS OF MEMBERS OF UNSOUND MIND

If any Member be a lunatic, idiot or non-compos mentis, he may vote by his committee, receiver, curator bonis or other legal curator (each, a “Curator”), and such last mentioned persons may give their votes either personally or by proxy. For the purpose of a written resolution of the Company, the formal agreement of the Curator or the Curator’s proxy shall be accepted by the Company as the formal agreement of the Member and his Curator.

69.	VOTES OF JOINT HOLDERS

If two or more persons are jointly entitled to a share, then in voting upon any question the vote of the senior who tenders a vote, whether in person or by proxy or by an attorney or in the case of a corporation by a representative shall be accepted to the exclusion of the votes of the other registered holders of the shares, and for this purpose seniority shall be determined by the order in which the names stand in the register of members. For the purpose of a written resolution of the Company, the formal agreement of the senior of joint registered holders or his proxy, attorney or in the case of a corporation by a representative, shall be accepted by the Company as the formal agreement of all the joint registered holders.

70.	ONLY MEMBERS NOT INDEBTED TO COMPANY IN RESPECT OF SHARES ENTITLED TO VOTE

Save as herein expressly provided, no person other than a Member duly registered and who shall have paid everything for the time being due from him and payable to the Company in respect of his shares, shall be entitled to be present or to vote on any question either personally or by proxy or by an attorney or in the case of a corporation by its representative or to be reckoned in a quorum, at any General Meeting.

71.	SPLIT VOTES

On a poll a Member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he used in the same way.

72.	INSTRUMENT APPOINTING PROXY TO BE IN WRITING

A power of attorney or a certified copy thereof or the instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing and in the case of a corporation shall be either under the common seal or signed by its attorney or by an officer on behalf of the corporation. An instrument appointing a proxy to vote at a meeting shall be deemed to include the power to demand or concur in demanding a poll on behalf of the appointor.

73.	CORPORATIONS ACTING BY REPRESENTATIVES

Any corporation which is a Member of the Company may by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

74.	INSTRUMENT APPOINTING A PROXY TO BE LEFT AT OFFICE

The instrument appointing a proxy, together with the power of attorney (if any) under which it is signed or a certified copy thereof, or the power of attorney or other authority, shall be deposited at the Office at least forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the person named in such instrument proposes to vote; otherwise the person so named shall not be entitled to vote in respect thereof. An instrument appointing a proxy may also give authority to the person named in the instrument (who shall sign under hand his/her specimen signature on the instrument) to formally agree to any written resolution of the Company, for and on behalf of the appointer, and shall be valid for any written resolution.

75.	FORM OF PROXY

Any instrument appointing a proxy shall be in writing in the common form or any form approved by the Directors.

DIRECTORS

76.	NUMBER OF DIRECTORS

All the Directors of the Company shall be natural persons and subject to any provisions of the Act, the number of Directors shall be not less than one who must be ordinarily resident in Singapore. Until otherwise determined by a General Meeting, there shall be no maximum number.

77.	REMOVAL OF DIRECTORS

The Company in General Meeting may, subject to the provisions of these Articles, from time to time remove any Director before the expiration of his period of office (notwithstanding anything in these Articles or in any agreement between the Company and such Director) and appoint another person in. place of a Director so removed, and may increase or reduce the number of Directors.

78.	POWER TO ADD DIRECTORS

(A)	Subject to the provisions of these Articles the Directors shall have power from time to time and at any time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director. A Director so appointed shall retire from office at:

(a)	the close of the next Annual General Meeting; or

(b)	if a resolution to dispense with Annual General Meeting is in force, then on the earlier of:

(i)	the expiration of the period within which the next Annual General Meeting after the date of his/her appointment is required by law to be held but for such resolution; or

(ii)	the date of the written resolution of the Company dealing with matters routinely dealt with at or to be done in relation to such Annual General Meeting.

(B)	Any director retiring as aforesaid, shall be eligible for re-election at the Annual General Meeting. If a resolution to dispense with Annual General Meetings is in force, any Director due to retire under this Article may, if he/she consents to such re-election, be re-elected by way of a written resolution of the Company.

(C)	If the Company has only one Director, that Director shall not be required to retire as provided in Article 78(A) and shall continue in office.

79.	DIRECTORS’ QUALIFICATION

A Director need not be a Member and shall not be required to hold any share qualification in the Company but shall be entitled to attend and speak at General Meetings.

80.	ALTERNATE DIRECTORS

Any Director may from time to time and at any time appoint any person (not disapproved by a majority of the other Directors for the time being) to be his alternate Director, and may at any time terminate such appointment. An alternate Director so appointed shall not be entitled to receive any remuneration from the Company, but shall be entitled to receive notices of and attend all meetings of the Directors, and to vote as a Director at any such meeting at which the Director appointing him is not present, and generally in the absence of his appointor to perform all the functions of his appointor as a Director. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director. All appointments and removals of alternate Directors made by any Director in pursuance of the provisions of this Article shall be in writing under the hand of the Director making the same and left at the Office. Any appointment of an alternate Director if made by cable, telegram, telex or facsimile sent to the Office shall be confirmed within three months from the date of such cable, telegram, telex or facsimile by a written notice complying with the above mentioned requirements, and any act done by the alternate Director named in such cable, telegram, telex or facsimile between the date thereof and the date of the receipt within the prescribed period by the Company of the written notice shall be as valid and effectual as if such alternate Director had been duly appointed in the first instance, whether such written notice shall be received by the Company within the prescribed period or not. An alternate Director shall not be required to hold any share qualification.

81.	DIRECTORS’ REMUNERATION

The remuneration of the Directors shall from time to time be determined by the Company in General Meeting. The Directors shall also be paid such travelling hotel and other expenses as may reasonably be incurred by them in the execution of their duties including any such expenses incurred in connection with their attendance at and return from meetings of Directors or any committee of the Directors or General Meetings of the Company. If by arrangement with the other Directors any Director shall perform or render any special duties or services outside his ordinary duties as a Director, the Directors may pay him special remuneration, in addition to his ordinary remuneration, and such special remuneration may be by way of salary, commission, participation in profits or otherwise as may be determined.

A Director may hold any other office or place of profit under the Company (except that of Auditor) in conjunction with his office of Director, and on such terms as to remuneration and otherwise as the Directors shall determine. Where the Company has only one Director, that Director may not act or be appointed as the Secretary.

82.	DIRECTOR MAY BE INTERESTED IN OTHER COMPANIES

A Director of the Company may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

83.	OFFICE OF DIRECTOR VACATED IN CERTAIN CASES

Subject as herein otherwise provided or to the terms of any subsisting agreement, the office of a Director shall be vacated:

(a)	if he is adjudged a bankrupt (whether by a Singapore Court or a foreign court having jurisdiction in bankruptcy) unless he/she has been granted leave of Court or permission from the Official Assignee to be a Director, or if he makes any arrangement or composition with his creditors;

(b)	if he is found lunatic or becomes of unsound mind;

(c)	if he absents himself from the meetings of Directors for a period of six months without special leave of absence from the other Directors, and they pass a resolution that he has by reason of such absence vacated his office;

(d)	if he is removed by an ordinary resolution of the Company;

(e)	if he shall be requested to vacate office by all the other Directors, and they pass a resolution that he has been so requested and by reason thereof has vacated his office;

(f)	if he is prohibited from being a Director by any order made under the provisions of the Act; or

(g)	if by notice in writing given to the Company he resigns his office.

84.	DIRECTORS MAY APPOINT MANAGING DIRECTOR

The Directors may from time to time appoint any one or more of their body to be Managing Director or Managing Directors for such period and upon such terms as they think fit, and may vest in such Managing Director or Managing Directors such of the powers hereby vested in the Directors generally as they may think fit, and such powers may be made exercisable for such period or periods, and upon such conditions and subject to such restrictions, and generally upon such terms as to remuneration and otherwise as they may determine. The remuneration of a Managing Director may be by way of salary or commission or participation in profits, or by any or all of those modes or otherwise as may be thought expedient.

85.	DIRECTORS MAY ACT PROFESSIONALLY

Subject to the provisions of the Act, a Director may act by himself or his firm in any professional capacity for the Company (except as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director. Where the Company has only one Director, that Director may not act or be appointed as the Secretary.

86.	DIRECTORS MAY RESIGN ON GIVING NOTICE

Subject to the provisions of the Act, a Director may at any time give one month’s notice in writing to the Company of his desire to resign, and such resignation shall take effect upon the expiration of such notice or its earlier acceptance.

87.	POSITION OF MANAGING DIRECTOR

A Managing Director shall, subject to the provisions of any contract between him and the Company, be subject to the same provisions as to resignation and removal as the other Directors of the Company, and if he ceases to hold the office of Director he shall ipso facto and immediately cease to be a Managing Director.

POWERS AND DUTIES OF DIRECTORS

88.	BUSINESS OF COMPANY TO BE MANAGED BY DIRECTOR

The business of the Company shall be managed by or under the direction of the Directors. The Directors may exercise all the powers of the Company except any power that the Act or the Memorandum of the Company or these Articles require the Company to exercise in general meeting.

89.	DIRECTORS’ BORROWING POWERS

The Directors may borrow or raise from time to time for the purposes of the Company or secure the payment of such sums as they think fit, and may secure the repayment or payment of any such sums by mortgage or charge upon all or any of the property or assets of the Company including its uncalled capital for the time being or by the issue of debentures (whether at par or at discount or premium) or otherwise as they think fit.

90.	CONTINUING DIRECTORS MAY ACT TO FILL VACANCIES OR SUMMON MEETINGS

The continuing Directors may act at any time notwithstanding any vacancy in their body; Provided always that in case the Directors shall at any time be reduced in number to less than the minimum number prescribed by or in accordance with these Articles, it shall be lawful for them to act as Directors for the purpose of filling up vacancies in their body, or summoning a General Meeting of the Company, but not for any other purpose.

91.	DIRECTORS TO COMPLY WITH THE ACT

The Directors shall duly comply with the provisions of the Act, and particularly the provisions as to registration and Keeping copies of mortgages and charges, keeping of the register of members, keeping a register of Directors and entering all necessary particulars therein, and sending a copy thereof or a notification of any changes therein to the Accounting & Corporate Regulatory Authority, and sending to such Registrar an annual return, together with the certificates and the particulars required by the Act, notices as to increase of capital, returns of allotments and contracts relating thereto, copies of resolutions and agreements, and other particulars connected with the above.

92.	DECLARATION OF INTEREST AND RESTRICTION ON VOTING

A Director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company or holds any office or possesses any property which might create duties or interests in conflict with his interests as a Director shall declare the nature of his interest in accordance with the provisions of the Act. Save as by the next following paragraph of this Article otherwise provided, a Director shall not vote in respect of any transaction or transaction in which he is interested (and if he shall do so his vote shall not be counted), but such restriction shall not apply to:

(a)	any transaction for giving to him any security or indemnity in respect of money lent by him or obligations undertaken by him for the benefit of the Company; or

(b)	any transaction for the giving by the Company of any security to a third party in respect of a debt or obligation of the Company for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the deposit of a security; or

(c)	any transaction by him to subscribe for or underwrite shares or debentures of the Company.

The restrictions in this Article in respect of voting by a Director shall not apply where the Company has only one Director who is also the sole Member.

93.	RELAXATION OF RESTRICTIONS ON VOTING

A Director, notwithstanding his interest, may at any meeting whereat he or any other Director is appointed to hold any executive office or other office or place of profit under the Company or whereat the Directors resolve to exercise any of the rights of the Company (whether by the exercise of voting rights or otherwise) to appoint or concur in the appointment of a Director to hold any office or place of profit under any other company or whereat the terms of any such appointment are considered, vote on any such matter other than in respect of his own appointment or the arrangement of the terms thereof. The restrictions in this Article in respect of voting by a Director shall not apply where the Company has only one Director who is also the sole Member.

94.	RATIFICATION BY GENERAL MEETINGS

The provisions of these Articles may at any time be suspended or relaxed to any extent and either generally or in respect of any particular contract, arrangement or transaction, by the Company in General Meeting, and any particular contract, arrangement or transaction carried out in contravention of these Articles may be ratified by Ordinary Resolution of the Company.

95.	POWER TO MAINTAIN PENSION FUND

The Directors may procure the establishment and maintenance of or participate in or contribute to any non-contributory or contributory pension or superannuation fund or life assurance scheme for the benefit of and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors and other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is a subsidiary of the Company or of the predecessors in business of the Company or of any such subsidiary company, or the wives, widows, families or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription and support to any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other company as aforesaid or of its members and payment for or towards the insurance of any such persons as aforesaid, and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object.

96.	POWER TO APPOINT ATTORNEYS

The Directors may from time to time by power of attorney under the Seal appoint any corporation, firm, or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities, and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities, and discretions vested in him.

PROCEEDINGS OF DIRECTORS

97.	MEETING OF DIRECTORS

The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit, and determine the quorum necessary for the transaction of business. Unless otherwise determined, two shall be a quorum but if the Company has only one Director, that Director shall form the quorum, and constitute a meeting. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the Chairman shall have a second or casting vote. Notwithstanding anything in these Articles, If the Company has only one Director, the Director may pass any Directors’ resolution, by recording the resolution and signing the record.

A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretion by or under the regulations of the Company for the time being vested in or exercisable by the Directors generally.

98.	DIRECTOR MAY CALL MEETING OF BOARD

A Director may, and on the request of a Director the Secretary shall, at any time convene a meeting of the Directors.

99.	CHAIRMAN OF DIRECTORS

The Directors may from time to time elect a Chairman who shall preside at meetings of the Directors and determine the period for which he is to hold office, but if no such Chairman be elected, or if at any meeting the Chairman be not present within five minutes after the time appointed for holding the same, the Directors present shall choose some one of their number to be Chairman of such meeting.

100.	POWER FOR DIRECTORS TO APPOINT COMMITTEES

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

101.	CHAIRMAN OF COMMITTEES

A committee may elect a Chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be Chairman of the meeting.

102.	MEETINGS OF COMMITTEES

A committee may meet and adjourn as its members think proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in case of an equality of votes, the Chairman shall have a second or casting vote.

103.	ALL ACTS DONE BY DIRECTORS TO BE VALID

All acts bona fide done by any meeting of Directors, or of a committee of Directors, or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been fully appointed and was qualified to be a Director.

104.	MINUTES TO BE MADE AND WHEN SIGNED BY CHAIRMAN TO BE CONCLUSIVE EVIDENCE

The Directors shall cause proper minutes to be made of all General Meetings of the Company and also of all appointments of officers, and of the proceedings of all meetings of Directors and committees of Directors and of the attendances thereat, and of all business transacted at such meetings; and any such minute of any meeting, if purporting to be signed by the Chairman of such meeting, or by the Chairman of the next succeeding meeting, shall be conclusive evidence without any further proof of the facts therein stated.

105.	RESOLUTIONS BY CIRCULATION AND MEETINGS BY CONFERENCE CALLS

(A)	A resolution in writing signed by Directors or their alternates, being not less than are sufficient to form a quorum, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. Any such resolutions may consist of several documents in like form, each signed by one or more directors. The expressions “in writing” and “signed” include approval by facsimile transmission, telex, cable or telegram or any other form of electronic communications by any such Director. All such resolutions shall be described as “Directors’ Resolutions” and shall be forwarded or otherwise delivered to the Secretary without delay, and shall be recorded by him in the Company’s Minute Book.

(B)	The meetings of directors may be conducted by means of telephone or video conferencing or other methods of simultaneous communication by electronic or telegraphic means and the minutes of such a meeting signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid.

106.	SECRETARY

The Secretary shall be a person who has the requisite knowledge and experience to discharge the functions of a company secretary, and in accordance with the Act shall be appointed by the Directors for such time, at such remuneration and upon such conditions as they may think fit, and any Secretary so appointed may be removed by them. The Directors may from time to time, by resolution appoint an assistant or deputy Secretary, who shall be deemed also to be a Secretary during the term of his appointment.

107.	POWER TO AUTHENTICATE DOCUMENTS

Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.

108.	CERTIFIED COPIES OF RESOLUTION OF THE DIRECTORS

A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding paragraph of this Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.

THE SEAL

109.	SEAL TO BE AFFIXED BY AUTHORITY OF RESOLUTION OF BOARD

The Directors shall provide for the safe custody of the seal, which shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf, and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose or where the Company has only one Director, signed by that Director and such signature(s) shall be conclusive evidence of the fact that the Seal has been properly affixed.

110.  (A)  SHARE SEAL

The Company may have a duplicate Common Seal as referred to in Section 124 of the Act which shall be a facsimile of the Common Seal with the addition on its face of the words “Share Seal”.

(B)	OFFICIAL SEAL

The Company may exercise the powers conferred by Section 41 of the Act with regard to have an official seal for use outside Singapore, and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVE FUND

111.	APPLICATION OF PROFITS

Subject to any preferential or other special rights for the time being attached to any special class of shares, the profits of the Company which it shall from time to time be determined to distribute by way of dividend among the Members shall be applied in payment of dividends upon the shares of the Company in proportion to the amounts paid-up or credited as paid-up thereon respectively, otherwise than in advance of calls.

112.	DEDUCTION FROM DIVIDEND

The Directors may deduct from any dividend payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

113.	DECLARATION OF DIVIDENDS

The Directors may, with the sanction of a General Meeting from time to time declare dividends to the Members according to their rights and interests in the profits, but no such dividend shall carry interest or be payable except out of the profits of the Company. The Directors may, if they think fit, from time to time declare and pay to the Members such interim dividends as appear to them to be justified by the position of the Company, and may also from time to time, if in their opinion such payment is so justified, pay any preferential dividends which by the terms of issue of any shares are made payable on fixed dates. No higher dividend shall be paid than is recommended by the Directors, and the declaration of the Directors as to the amount of the net profits shall be conclusive.

114.	PAYMENT OF DIVIDENDS IN SPECIE

With the sanction of a General Meeting any dividend may be paid wholly or in part by the distribution of specific assets and in particular of paid-up shares or debentures of any other company or in any one or more of such ways. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed, in order to adjust the rights of all Members, and may vest any such specific assets in trustees upon trust for the Members entitled to the dividend as may seem expedient to the Directors.

115.	DIRECTORS MAY FORM RESERVE FUND

The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve fund or reserve funds, which shall at the discretion of the Directors be applicable for meeting contingencies, or for repairing or maintaining any works connected with the business of the Company, or shall, as to the whole or in part, be applicable for equalising dividends, or for distribution by way of special dividend or bonus, or for such other purposes for which the profits of the Company may lawfully be applied as the Directors may think expedient in the interests of the Company, and pending such application the Directors may employ the sums from time to time so set apart as aforesaid in the business of the Company or invest the same in such securities, other than the shares of the Company, as they may select. The Directors may also from time to time carry forward such sums as they may deem expedient in the interests of the Company.

116.	DIRECTORS MAY INVEST

The Directors shall be at liberty to invest any sums carried to any reserve account or accounts upon such investments as they think fit, other than shares of the Company, and from time to time deal with and vary such investments and dispose of all or any part thereof for the benefit of the Company (save as hereinbefore provided) and to divide the ordinary reserve account or accounts into such special accounts as they think fit with full power to employ the assets constituting the ordinary reserve account or accounts in the business of the Company.

117.	DIVIDEND WARRANTS TO BE SENT TO MEMBERS BY POST

Every dividend warrant may, unless otherwise directed, be sent by post to the last registered address of the Member entitled thereto, and the receipt of the person whose name at the date of the declaration of the dividend appears on the register of members as the owner of any share, or, in the case of joint holders, of any one of such joint holders, shall be a good discharge to the Company for all payments made in respect of such share. No unpaid dividend or interest shall bear interest as against the Company. Payment of dividend to a Member may be made by the Company by any form of electronic or telegraphic means available, including direct credit to the Member’s bank account, with a notification to the Member of such payment.

CAPITALIZATION OF RESERVES, ETC.

118.	POWER TO CAPITALISE PROFITS

The Company in General Meeting may at any time and from time to time pass a resolution that any sum not required for the payment or provision of any fixed preferential dividend, and:

(a)	being any part of the undivided profits in the hands of the Company; or

(b)	for the time being standing to the credit of any reserve fund or reserve account of the Company, including premiums received on the issue of any debentures of the Company, and/or accretion to capital accruing on sale or shown by a valuation or revaluation of any property or assets of the Company be capitalised, and that such sum be appropriated as capital to and amongst the Members in the proportions in which they would have been entitled thereto if the same had been distributed by way of dividend on the shares, and in such manner as the resolution may direct, and such resolution shall be effective, and the Directors shall in accordance with such resolution apply such sum in paying up in full any unissued shares or debentures of the Company on behalf of the Members aforesaid, and appropriate such shares or debentures and distribute the same credited as fully paid-up to and amongst such Members in the proportions aforesaid in satisfaction of the shares and interests of such Members in the said capitalised sum or shall apply such sum or any part thereof on behalf of the Members aforesaid in paying up the whole or part of any uncalled balance which shall for the time being be unpaid in respect of any issued shares held by such Members or otherwise deal with such sum as directed by such resolution. Where any difficulty arises in respect of any such distribution, the Directors may settle the same as they think expedient, and in particular they may issue fractional certificates, fix the value for distribution of any fully paid-up shares or debentures, make cash payments to any Members on the footing of the value so fixed in order to adjust rights, and vest any such shares or debentures in trustees upon such trusts for the persons entitled to share in the appropriation and distribution as may seem just and expedient to the Directors. When deemed requisite a proper contract for the allotment and acceptance of any shares to be distributed as aforesaid shall be delivered to the Accounting & Corporate Regulatory Authority for registration in accordance with the Act and the Directors may appoint any person to sign such contract on behalf of the persons entitled to share in the appropriation and distribution and such appointment shall be effective.

ACCOUNTS AND AUDIT

119.	ACCOUNTS TO BE KEPT

The Directors shall cause proper accounts to be kept:

(a)	of the assets and liabilities of the Company;

(b)	of all sums of money received and expended by the Company, and the matters in respect of which such receipts and expenditure take place; and

(c)	of all sales and purchases of goods by the Company.

120.	BOOKS TO BE KEPT AT OFFICE

The books of account shall be kept at the Office, or at such other place as the Directors shall think fit, and shall always be open to the inspection of the Directors.

121.	ACCOUNTS AND BOOKS MAY BE INSPECTED BY MEMBERS

The Directors shall from time to time determine whether, in any particular case or class of cases, or generally, and to what extent, and at what times and places and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open to the inspection of Members, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company, except as conferred by the Act or authorised by the Directors or by a resolution of the Company in General Meeting.

122.	PROFIT AND LOSS ACCOUNT TO BE MADE UP AND LAID BEFORE COMPANY

(A)	Subject to the provisions of the Act the Directors shall at some date not later than eighteen months after the incorporation of the Company and subsequently once at least in every calendar year shall at intervals of not more than fifteen months lay before the Company in Annual General Meeting (unless but for a resolution to dispense with the Annual General Meeting being in force) a copy of the profit and loss account (together with a copy of the Auditors’ report if the Company is not exempt from audit requirements or audits its accounts anyway) for the period since the preceding account, or (in the case of the first account) since the incorporation of the Company, made up to a date not more than six months before such meeting. A copy of the balance sheet (together with a copy of the Auditors’ report if the Company is not exempt from audit requirements or audits its accounts anyway) shall also be made out in every year as at the date to which the profit and loss account is made up, and shall be laid before the Company in Annual General Meeting (unless but for a resolution to dispense with the Annual General Meeting being in force). The said account and balance sheet shall be accompanied by such reports and documents and shall contain such particulars as are prescribed by the Act and the Directors shall in their report state the amount (if any) which they recommend to be paid by way of dividend, and the amount (if any) which they propose to carry to any reserve fund.

(B)	A copy of every profit and loss account and balance sheet together with the Auditor’s report (if the Company is not exempt from audit requirements, or audits its accounts anyway) and including every document required by law to be attached thereto shall be sent to all persons entitled to receive notice of such meeting as required by the Act not less than fourteen days before the date of the meeting and if a resolution to dispense with Annual General Meetings is in force not less than twenty-eight days before the end of the period allowed in the Act for the laying of those documents. The said account, balance sheet, report and document may be given, sent or served using electronic communication in the manner permitted by the Act, including publication on a website in the same manner mutadis mutandis as set out in Article 59(C).

123.	AUDITOR

Unless the Company is exempted from audit requirements under the Act, the Company shall at each Annual General Meeting appoint an Auditor or Auditors to hold office from the conclusion of that, until the conclusion of the next, Annual General Meeting and if a resolution to dispense with Annual General Meetings is in force such matter may be dealt with by resolutions of the Company passed by written means.

124.	ACCOUNTS TO BE AUDITED

Unless the Company is exempted from audit requirements under the Act, at least once every year the accounts of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by one or more Auditor or Auditors, and the provisions of the Act in regard to audit and Auditors shall be observed.

NOTICES

125.	SERVICE OF NOTICES BY COMPANY

Subject to the foregoing provisions of these Articles and to the Act, any notice, document .or communication or any other document (each, a “Notice”) may be served by the Company upon any Member in any of the following ways:

(a)	by delivering it personally to him; or

(b)	by sending it by prepaid mail to him at his registered address in Singapore or where such address is outside Singapore by prepaid airmail; or

(c)	by sending a cable or telex, or by facsimile transmission or by electronic mail or other electronic communication at his registered address in Singapore or where such address is outside Singapore to such address or to any other address as might have been previously notified by the Member concerned to the Company.

126.	ADDRESS FOR SERVICE

Any Member with a registered address shall be entitled to have served upon him at such address any Notice to which he is entitled under these Articles. For the purpose of this Article, an address of a person includes any facsimile number or address used for electronic mail or other electronic communication.

127.	HOW JOINT HOLDERS OF SHARES MAY BE SERVED

All notices and documents (including share certificates) directed to be given to the Members shall, with respect to any shares to which persons are jointly entitled, be given to whichever of such persons is named first in the register of members, and any notice so given shall be sufficient notice to all the holders of such shares.

128.	NOTICES IN CASE OF DEATH OR BANKRUPTCY

Where the Company has been informed in writing of the death or bankruptcy of a Member, a notice may be given by the Company to the persons entitled to any share in consequence of the death or bankruptcy of the Member by sending it through the post in a prepaid letter addressed to them by name or by the title of representatives or trustees of such deceased or bankrupt Member, at the address (if any) in Singapore supplied for the purpose by such persons as aforesaid, or (until such an address has been supplied) by giving the notice in the manner in which the same would have been given if the death or bankruptcy had not occurred.

129.	WHEN SERVICE EFFECTED

Any Notice given in conformity with Article 125 or where applicable, with any of the foregoing provisions of the Articles, shall be deemed to have been given at any of the following times as may be appropriate:

(a)	when it is delivered personally to the Member, at the time when it is so delivered;

(b)	when it is sent by prepaid mail to an address in Singapore or by prepaid airmail to an address outside Singapore on the day following that on which the notice was put into the post;

(c)	when it is sent by cable or telex, facsimile transmission or by electronic mail or other electronic communication on the day it is so sent.

In providing such service or sending, it shall be sufficient to prove that the letter containing the notice, document or communication was properly addressed and put into the post office as a prepaid letter or that a telex or facsimile transmission or electronic mail or other electronic communication was properly addressed and transmitted in full (with no report from the sender’s facsimile machine or server or transmitting device that the transmission has in any way failed), or that a cable was properly addressed and handed to the relevant authority for despatch.

WINDING UP

130.	DISTRIBUTION OF ASSETS IN SPECIE

If the Company shall be wound up, the Liquidators may, with the sanction of a Special Resolution, divide among the Members in specie any part of the assets of the Company, and any such division may be otherwise than in accordance with the existing rights of the Members, but so that if any division is resolved on otherwise than in accordance with such rights the Members shall have the same right of dissent and consequential rights as if such resolution were a Special Resolution passed pursuant to the Act. A Special Resolution sanctioning a transfer or sale to another company duly passed pursuant to the Act may in like manner authorise the distribution of any shares or other consideration receivable by the Liquidators amongst the Members otherwise than in accordance with the existing rights, and any such determination shall be binding upon all the Members, subject to the right of dissent and consequential rights conferred by the Act.

INDEMNITY

131.	INDEMNITY

Every Director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities (including any such liability as is mentioned in the Act), which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no such Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Article shall only have effect in so far as its provisions are not avoided by the Act.

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER

Michel Roye Camille Derbyshire	Company Director
Blk 82 Grange Road,
#23-02 Colonnade Apartment
Singapore 249587
F0507200W
British Citizen

Dated this 25th day of March 2008.